UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Mammoth Energy Services, Inc.

(Name of Registrant as Specified In Its Charter)

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14201 Caliber Drive Suite 300
Oklahoma City, Oklahoma

NOTICE OF 2022 ANNUAL STOCKHOLDERS MEETING and PROXY STATEMENT Wednesday June 29, 2022 9:00 a.m. local time 14201 Caliber Drive Suite 300 Oklahoma City, Oklahoma 73134
May 2, 2022

Dear Mammoth Energy Services, Inc. Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at 14201 Caliber Drive Suite 300, Oklahoma City, OK 73134 on Wednesday, June 29, 2022, at 9:00 a.m.

We intend to hold our annual meeting in person. However, we are continuing to monitor the public health, travel and business and social gathering concerns of our stockholders and employees in light of the COVID-19 pandemic, as well as any related restrictions and protocols issued by federal, state and local governments. We plan on taking any necessary and appropriate precautions with respect to attendance at and admission to our annual meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, we urge you to grant your proxy to vote your shares through the Internet by following the instructions included in the Notice of Internet Availability of Proxy Materials that you received or, if you requested to receive a paper copy of the proxy card, by telephone, through the Internet or by marking, dating, signing and returning the proxy card in the envelope provided following the instructions included in the proxy card. Please note that submitting a proxy will not prevent you from attending the meeting and voting at the annual meeting. Please note, however, if a broker or other nominee holds your shares of record and you wish to vote at the annual meeting, you must obtain from that registered holder a proxy in your name and bring that proxy to the annual meeting.

You will find information regarding the matters to be voted on at the annual meeting in the proxy statement. Your interest in Mammoth Energy Services, Inc. is appreciated. We look forward to your vote at the annual meeting to be held on June 29, 2022.

Sincerely,

/s/ Arthur Amron
Chairman of the Board

Mammoth Energy Services, Inc.
14201 Caliber Drive Suite 300
Oklahoma City, Oklahoma

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 29, 2022

To the Stockholders of Mammoth Energy Services, Inc.:
The Annual Meeting of Stockholders of Mammoth Energy Services, Inc. will be held on June 29, 2022 at 9:00 a.m., local time, at 14201 Caliber Drive Suite 300, Oklahoma City, OK 73134, for the following purposes:
1.To elect six directors to serve until the Company’s 2023 Annual Meeting of Stockholders;
2.To hold an advisory vote on the Company’s executive compensation;
3.To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2022; and
4.To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
We intend to hold the Annual Meeting in person. However, we are continuing to monitor the public health, travel and business and social gathering concerns of our stockholders and employees in light of the COVID-19 pandemic, as well as any related restrictions and protocols issued by federal, state and local governments. We plan on taking any necessary and appropriate precautions with respect to attendance at and admission to the Annual Meeting.

Your vote is important. Please carefully consider the proposals and vote in one of these ways:

•Follow the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card to vote through the Internet or by telephone;
•If you request to receive a paper copy of our proxy materials, mark, sign, date and promptly return the proxy card in the postage-paid envelope or follow the instructions on the proxy card to vote through the Internet or by telephone; or
•Attend in person and submit a ballot at the Annual Meeting.
Only stockholders of record at the close of business on May 2, 2022 or their proxy holders may vote at the meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 29, 2022. This proxy statement and the Company’s 2021 Annual Report to Stockholders are available at www.investorvote.com/TUSK.

                                    By Order of the Board of Directors,
                                    /s/ Mark Layton
                                    Chief Financial Officer and Secretary

The Notice of Internet Availability of Proxy Materials is first being mailed to stockholders on or about May 20, 2022.

Mammoth Energy Services, Inc.
14201 Caliber Drive Suite 300
Oklahoma City, Oklahoma

PROXY STATEMENT

About the Annual Meeting
Who is soliciting my vote?
The board of directors (the “Board”) of Mammoth Energy Services, Inc., which we refer to as “Mammoth,” the “Company” and “we” in this proxy statement, is soliciting your vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”).
What am I voting on?
You are voting on:
•The election of directors (see Proposal 1 beginning on page 6);

•Approving, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement (see Proposal 2 on page 30);

•The ratification of Grant Thornton LLP as our independent auditors for the fiscal year ending December 31, 2022 (see Proposal 3 beginning on page 31); and

•Any other business properly coming before the meeting.

How does the Board recommend that I vote my shares?
The Board's recommendation can be found with the description of each item in this proxy statement. In summary, the Board recommends a vote:
•FOR the proposal to elect nominated directors;

•FOR approving, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement (see page 30); and

•FOR the proposal to ratify Grant Thornton LLP as the Company’s independent auditors for 2022.

Who is entitled to vote?
You may vote if you were the record owner of our common stock as of the close of business on May 2, 2022. Each share of common stock is entitled to one vote. As of May 2, 2022, we had 47,184,065 shares of common stock outstanding and entitled to vote. There is no cumulative voting.
How many votes must be present to hold the meeting?
Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly grant your proxy by telephone, Internet or mail. In order for us to hold our meeting, holders of a majority of the voting power of our outstanding shares of common stock as of the close of business on May 2, 2022 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.
What is a broker non-vote?
If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may not vote on that proposal. This is known as a broker non-vote. No broker may vote your shares without your specific instructions on any of the proposals to be considered at the Annual Meeting other than the ratification of our independent auditors.
How many votes are needed to approve each of the proposals?
Under our amended bylaws, stockholders elect our directors by a majority vote in an uncontested election (one in which the number of nominees is the same as the number of directors to be elected) and by a plurality vote in a contested election (one in which the number of nominees exceeds the number of directors to be elected). Because this year’s election is an uncontested election, each director nominee receiving a majority of votes cast will be elected (the number of shares voted “FOR” a director nominee must exceed the number of shares voted “AGAINST” that nominee). Unless you indicate otherwise, the persons named as your proxies will vote your shares FOR all the nominees for director named in Proposal 1.
Proposals 2 and 3 require the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.
Only votes “FOR” or “AGAINST” these proposals will be counted as votes cast and abstentions and broker non-votes will not be counted for voting purposes, except with respect to the proposal to ratify our independent auditors, where broker non-votes will be counted.

How do I vote?
You can vote either in person at the meeting or by proxy without attending the meeting.
To vote by proxy, you may vote through the Internet or by telephone by following the instructions included in the Notice of Internet Availability, or, if you requested to receive a paper copy of the proxy card, you may vote by telephone, through the Internet or by returning a signed, dated and marked proxy card following the instructions included in the proxy card.
Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.
In the election of directors contemplated by Proposal 1, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to one or more of the nominees. For Proposals 2 and 3, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
Can I change my vote?
Yes. You can change or revoke your vote by:
•Voting by telephone or Internet, as applicable, at a later date, but prior to the deadline specified in the Notice of Internet Availability or the proxy card;
•If you requested to receive a paper copy of the proxy card, returning to us a completed proxy card properly signed and bearing a later date prior to the Annual Meeting date;
•Sending our Corporate Secretary a written document revoking your earlier proxy prior to the Annual Meeting date; or
•Voting again at the meeting at any time before the polls close at the Annual Meeting.
However, if your shares are held in street name by a broker or other nominee, you must contact your broker or such other nominee to revoke your proxy.
Who counts the votes?
We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by telephone, Internet, mail or ballot. Employees of Computershare Trust Company, N.A. will act as inspectors of election.
Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?
If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.
If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The ratification of Grant Thornton LLP as our independent auditors for 2022 is considered routine. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker may not vote on that proposal. This is a broker non-vote.
The proposals to elect directors and to approve, on an advisory basis, the Company’s executive compensation are not considered routine. As a result, no broker may vote your shares on these proposals without your specific instructions.
What if I submit my proxy but don’t indicate my vote on the proposals?
If you submit a proxy by telephone or Internet, as applicable, or if you request a paper copy of our proxy materials and return a signed proxy card by mail, in each case without indicating your vote, your shares will be voted:

•FOR the proposal to elect nominated directors;

•FOR approving, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement;

•FOR the proposal to ratify Grant Thornton LLP as the Company’s independent auditors for 2022; and

•in the discretion of the proxy holder on any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment.
Who can attend the meeting?
The Annual Meeting is open to all holders of our common stock.
What do I need to bring to attend the Annual Meeting?
You will need proof of ownership of our common stock to enter the meeting. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF OUR STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.
What are the directions to the Annual Meeting location and are there any alternative arrangements for the Annual Meeting in light of COVID-19 concerns?
The Annual Meeting will be held at 14201 Caliber Drive Suite 300, Oklahoma City, OK 73134. From the Will Rogers World Airport, proceed north on Highway 74 and exit on Memorial Road (East) to Quail Springs Parkway. Turn left onto Quail Springs Parkway. Continue under the turnpike, turn left onto Caliber Drive. Our office is located ahead on the left. Please note that there may be construction along this route and it is subject to detours.
For the safety of our stockholders and employees, we are continuing to monitor the public health, travel and business and social gathering concerns of our stockholders and employees in light of the COVID-19 pandemic, as well as any related restrictions and protocols issued by federal, state and local governments.

How can I access the Company’s proxy materials and annual report electronically?

This proxy statement and the Company’s 2021 Annual Report to Stockholders are available at www.investorvote.com/TUSK.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?

We are providing access to our proxy materials, including this proxy statement and our 2021 Annual Report to Stockholders, over the Internet in accordance with the rules of the Securities and Exchange Commission, or the SEC. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. Your Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials by mail. Our proxy materials are also available at www.investorvote.com/TUSK.

How can I request a full set of proxy materials?

You may request, without charge, a full set of our proxy materials, including our 2021 Annual Report to Stockholders, for one year following the annual meeting of stockholders. If a broker or other nominee holds your shares of record, you may request a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received.

Board of Directors Information

What is the makeup of the Board and how often are the members elected?

Our Board currently consists of six members who are elected annually. Four of these directors, comprising the majority of our Board, meet the independence standards under the Nasdaq listing rules.

What stockholder vote is required to elect our director nominees?

Our amended bylaws require that each director be elected by a majority of votes cast with respect to that director in an uncontested election (where the number of nominees is the same as the number of directors to be elected). In a contested election (where the number of nominees exceeds the number of directors to be elected), the plurality voting standard governs the election of directors. Under the plurality standard, the number of nominees equal to the number of directors to be elected who receive more votes than the other nominees are elected to our Board, regardless of whether they receive a majority of the votes cast. Whether an election is contested or not is determined as of the day before we first mail our meeting notice to stockholders. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. Under our director resignation policy, each director submits an advance, contingent, irrevocable resignation that our Board may accept if the director fails to be elected through a majority vote in an uncontested election. In that situation, the nominating and corporate governance committee would make a recommendation to our Board about whether to accept or reject the resignation. Our Board will act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days after the date the election results are certified. Our Board will nominate for election or re-election as director, and will elect as directors to fill vacancies and new directorships, only candidates who agree to tender the form of resignation described above. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, that the nominee will not serve on our Board unless and until elected by our stockholders.

What if a nominee is unable or unwilling to serve?

That is not expected to occur. If it does, shares represented by proxies will be voted for a substitute nominated by the Board.

How are directors compensated?

Members of our Board who are also officers or employees of the Company do not receive compensation for their services as directors.

Our non-employee directors are entitled to receive an annual retainer in the amount of $60,000, plus an additional annual payment of $20,000 for the chairperson and $15,000 for each other member of the audit committee and $15,000 for the chairperson and $10,000 for each other member of the compensation committee and nominating and corporate governance committee, with such amounts paid in quarterly installments. We also provided our non-employee directors with equity compensation under our 2016 Equity Incentive Plan, or the 2016 Plan, as additional compensation and incentive. On the date of each annual meeting of stockholders, each of our non-employee directors receives an annual equity award with a value of $100,000 that vests on the earlier of the first anniversary of the grant date or the next annual meeting of stockholders. For a more detailed description of director compensation and benefits, see “2021 Director Compensation” included elsewhere in this proxy statement.

How often did the Board meet in 2021?

The Board held six virtual meetings during the year ended December 31, 2021, as well as took action by written consent. Each director attended all of the meetings of the Board and the meetings of the committees on which he served. During 2021, our non-management directors met virtually in executive sessions four times.

Election of Directors and Director Biographies

(Item 1 on the Proxy Card)

Who are this year’s nominees?

The directors standing for election this year to hold office until the 2023 Annual Meeting of Stockholders and until each such director’s successor is elected are:

Name	Age	Title
Arthur Amron	65	Chairman of the Board
Arty Straehla	68	Director and Chief Executive Officer
Corey Booker	46	Director
Paul Jacobi	55	Director
James Palm	77	Director
Arthur Smith	69	Director

Arthur Amron, age 65. Arthur Amron has served as a director of the Company since January 2019 and as the Chairman of the Board since June 2019. Mr. Amron is currently, and for over 20 years has been, a Partner at Wexford Capital LP, or Wexford, and serves as its General Counsel. Mr. Amron has served on the board of directors of Nephros, Inc., a commercial stage medical device and commercial products company, since September 2007. Mr. Amron also served on the board of directors of the general partner of Rhino Resource Partners LP, or Rhino, a diversified energy limited partnership focused on coal and energy related assets and activities, from January 2010 until the sale of Wexford’s interest in Rhino to Royal Energy Resources, Inc. in March of 2016. From 1991 to 1994,

Mr. Amron was an Associate at Schulte Roth & Zabel LLP, specializing in corporate and bankruptcy law and, from 1984 to 1991, Mr. Amron was an Associate at Debevoise & Plimpton LLP specializing in corporate litigation and bankruptcy law. Mr. Amron holds a J.D. from Harvard University and a B.A. in Political Theory from Colgate University and is a member of the New York Bar. We believe Mr. Amron’s legal training and extensive transactional experience, as well as his experience serving on boards of directors of other public companies qualify him for service as a member of our board of directors.

Arty Straehla, age 68 . Arty Straehla has served as our Chief Executive Officer and as a member of our board of directors since our formation in June 2016. Mr. Straehla served as the Chief Executive Officer of the general partner of Mammoth Energy Partners, LP, or Mammoth Partners, from February 2016 until October 2016. Prior to joining the Company, Mr. Straehla was employed as Chief Executive Officer by Serva Group LLC, an oilfield equipment manufacturer, from July 2010 to January 2016. Mr. Straehla was employed by Diamondback Energy Services, Inc. an oilfield services company, from January 2006 to November 2008, where his last position was Chief Executive Officer. In December 2005,

Mr. Straehla completed a 26-year career with the Goodyear Tire and Rubber Co. where his last position was the director of consumer tire manufacturing for the North American consumer tire operations. In this capacity, Mr. Straehla oversaw eight tire plants with 12,000 employees, a $2.5 billion operating budget, a $115.0 million capital expenditures budget and a production capacity of 100 million tires per year. Mr. Straehla also serves on the Board of Governors of Oklahoma State University and as a board member of the Oklahoma Chamber of Commerce. Mr. Straehla holds a Bachelor of Science degree in Secondary Education and a Master of Arts degree in History from Oklahoma State University. Mr. Straehla also has a Master of Business Administration degree from Oklahoma City University. We believe Mr. Straehla’s executive management experience and broad knowledge of oilfield services, manufacturing and oil and natural gas industries qualify him for service as a member of our board of directors.

Dr. Corey Booker, age 46. Dr. Corey Booker has served as a director of the Company since August 2020. Dr. Booker is the founder, and since November 2012 has served as the Chief Executive Officer, of Bedside LLC (formerly OnPulse, LLC), a healthcare management services company designed to improve patient health through advocacy, care coordination, communication and increased patient health literacy. In addition to his career at Bedside LLC, Dr. Booker practiced medicine as a maternal fetal specialist at Duke University Hospital from October 2012 to June 2017. Dr. Booker has served on the board of directors of HarborPath Inc., or HarborPath, a non-profit patient assistance program providing specialty pharmacy gap coverage to patients in need of high cost medication, since July 2018. At HarborPath, Dr. Booker also heads the finance committee and leads a special task force aimed at introducing the organization’s proprietary software to commercial customers. Dr. Booker holds a Doctor of Medicine degree from Creighton University where he served as a Washington Health Policy Fellow at the National Committee for Quality Assurance. Dr. Booker received a Master’s degree in Clinical Informatics from the Fuqua School of Business at Duke University. We believe that Dr. Booker's senior executive experience and extensive board service qualify him to serve on our board of directors.

Paul Jacobi, age 55. Paul Jacobi has served as a director of the Company since July 2020. Since 1996, Mr. Jacobi has served in various positions at Wexford, and is currently a managing director responsible for Wexford’s private equity energy investments. From 1995 to 1996, Mr. Jacobi worked for Moody’s Investors Services as an analyst covering the investment banking and asset management industries. From 1993 to 1995, Mr. Jacobi was employed by Kidder Peabody & Co. as a senior financial analyst in the investment banking group. From 1988 to 1993, Mr. Jacobi worked for KPMG Peat Marwick as an audit manager in the financial services practice. Since July 2019, Mr. Jacobi has served as a director of Mako Mining Corp, a public gold mining, development and exploration company. Mr. Jacobi holds a Bachelor of Science degree in accounting from Villanova University. We believe Mr. Jacobi’s background in finance, accounting and private equity energy investments, as well as his executive management skills developed as part of his career with Wexford, its portfolio companies and other financial institutions qualify him to serve on our board of directors.

James Palm, age 77. James Palm has served as a director of the Company since June 2017. Mr. Palm served as a director of Gulfport Energy Corporation, or Gulfport, from February 2006 and as Chief Executive Officer of Gulfport from December 2005, in each case until his retirement in February 2014. Prior to joining Gulfport, Mr. Palm pursued oil and gas investments primarily in Oklahoma, the Texas Panhandle and Kansas as the manager and owner of Crescent Exploration, LLC, a company he founded in 1995. Mr. Palm served as a member of the Industry Advisory Committee of the Oklahoma Corporation Commission from 1990 to 2005. From October 2001 through October 2003, Mr. Palm served as the

Chairman of the Oklahoma Energy Resources Board. From 1997 through 1999, Mr. Palm served as the President of the Oklahoma Independent Petroleum Association. Mr. Palm has a Lean Six Sigma Green Belt. Mr. Palm received a Bachelor of Science degree in Mechanical Engineering in 1968, and a Master’s in Business Administration in 1971, both from Oklahoma State University. We believe that Mr. Palm’s experience in the oil and natural gas industry, as well as his prior management experience, qualifies him for service as a member of our board of directors.

Arthur Smith, age 69. Arthur Smith has served as a director of the Company since our initial public offering, or our IPO, in October 2016. He founded Triple Double Advisors, LLC, an investment advisory firm focusing on the energy industry, in 2007 and is its President and Managing Member, a position he has held since August 2007. Mr. Smith was Chairman and Chief Executive Officer of John S. Herold, Inc., an independent energy research firm, from 1984 until the firm was merged into IHS, Inc. in 2007. Prior to that, Mr. Smith was an energy equity analyst at Oppenheimer & Co., Inc. (1982-1984), The First Boston Corp. (1979-1982) and Argus Research Corp. (1976-1979). Mr. Smith served on the board of directors of Plains All American GP LLC, the general partner of Plains All America Pipeline, L.P., from 1999 until 2010. Mr. Smith is also a former director of PAA Natural Gas Storage, L.P. from April 2010 until December 2013 and Pioneer Southwest Energy Partners, L.P. from May 2008 until December 2013. Mr. Smith is a former director of Pioneer Natural Resources (1993-1998), Cabot Oil & Gas Corporation (1996-2000), Evergreen Resources, Inc. (2000-2004), Fairway Energy Partners, LLC (2015-2019) and was a past appointee to the National Petroleum Council. Mr. Smith holds a Bachelor of Administration from Duke University and a Master’s of Business Administration from New York University’s Stern School of Business. In addition, he holds the Certified Financial Analyst designation. Mr. Smith currently serves on the boards of private natural gas producer Evergreen Natural Resources LLC and several non-profit organizations. Mr. Smith is a Fellow and active member in the National Association of Corporate Directors. We believe that Mr. Smith’s experience with financial matters in the oil and gas industry qualifies him for service as a member of our board of directors.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTORS

Corporate Governance Matters and Communications with the Board

Who are our independent directors?
Independent Majority of the Board

Our Board has determined that, as of the date of this proxy statement, four of our six current directors, Messrs. Booker, Jacobi, Palm and Smith, comprising the majority of our Board, meet the independence standards under the Nasdaq listing rules.

Independent Members of the Committees of the Board

Our audit committee consists of three directors, Dr. Booker, Mr. Palm and Mr. Smith, whom our Board has determined to be independent for purposes of serving on such committee under the Nasdaq listing rules and applicable securities laws. In addition, our Board has determined that each current member of the audit committee is financially literate under the Nasdaq listing rules and that Mr. Smith qualifies as the “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

Our Board has also determined that the current members of the compensation committee and the nominating and corporate governance committee, each comprised of Messrs. Jacobi, Palm and Smith, meet the independence requirements applicable to those committees under the Nasdaq listing rules, and that each of Messrs. Palm and Smith qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act.

Do our non-management directors meet separately without management?

Our non-management directors have the opportunity to meet in an executive session following each regularly scheduled meeting of the Board. Our non-management directors met in an executive session on four occasions in 2021.

How can I communicate with the Board?

Individuals may communicate with our Board or individual directors by writing to Corporate Secretary, Mammoth Energy Services, Inc., 14201 Caliber Drive Suite 300, Oklahoma City, Oklahoma 73134. Our Corporate Secretary will review all such correspondence and forward to our Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, relates to the functions of our Board or the compensation committee thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairman of the audit committee and handled in accordance with the audit committee procedures established with respect to such matters.

Do directors attend the Annual Meeting?

Recognizing that director attendance at our Annual Meeting can provide our stockholders with an opportunity to communicate with directors about issues affecting the Company, we have, in the past, encouraged our directors to attend the Annual Meeting of Stockholders, and all of our directors attended our 2021 Annual Meeting either in person or telephonically. For the safety of our stockholders, directors and employees, we are actively monitoring the public health, travel and business and social gathering concerns of our stockholders, directors and employees in light of COVID-19, as well as the related restrictions and protocols that federal, state and local governments have already imposed or may in the future impose. We expect that some of our directors will attend the Annual Meeting in person. However, those of our directors who are unable to travel or otherwise attend the Annual Meeting in person will have an opportunity and intend to attend the Annual Meeting telephonically.

Nominating Process For Directors, Director Qualifications and Review of Director Nominees

The nominating and corporate governance committee is comprised of three non-employee directors, each of whom is independent under Nasdaq listing rules. As provided by the nominating and corporate governance committee’s charter, our nominating and corporate governance committee identifies, investigates and recommends to our Board candidates with the goal of creating a balance of knowledge, experience and diversity.

Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of our Board and the evolving needs of our stockholders’ businesses. We also require that at least a majority of our directors meet the independence standards under the Nasdaq listing rules. Four out of the six directors currently serving on our Board meet these independence standards. We also require that our directors who serve on the Board's committees meet the independence standards applicable to such committees under the Nasdaq listing rules. Our Board desires to have members on our board that reflect a range of talents, ages, skills and expertise, particularly in the areas of accounting and finance, management, leadership and energy industry sufficient to provide sound and prudent guidance with respect to our interests. Our nominating and corporate governance committee is committed to continuing improvement and seeks to create a Board composition that is diverse, balanced and aligned with the evolving needs of the Company.

We require that the members of our Board be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending all meetings of the Board and applicable committee meetings. In accordance with its charter, the nominating and corporate governance committee periodically reviews the criteria for the selection of directors to serve on our Board and recommends any proposed changes to our Board’s for approval. The nominating and corporate governance committee also takes into consideration the terms of the investor rights agreement discussed in this proxy statement under “Investor Rights Agreement.”

The nominating and corporate governance committee will consider stockholder nominations for director candidates upon written submission of such recommendation to our Corporate Secretary along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy or information statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our amended bylaws and the applicable rules and regulations promulgated under the Exchange Act. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our Board at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our Board.

The nominating and corporate governance committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, our Board will seek to achieve a balance of knowledge, experience and diversity on the Board. Our Board uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current Board members, professional search firms and other persons. After completing its evaluation, our Board approves the final slate of director nominees.

Our Board, based on the recommendation of the nominating and corporate governance committee, approved the director nominees submitted for election at this Annual Meeting. Each nominee brings a strong and unique background and set of skills to our Board, giving our Board as a whole competence and experience in a variety of areas, including corporate governance and Board service, executive management, oil and natural gas industry, accounting and finance and risk assessment and management. Specifically, in nominating the candidates for election at this Annual Meeting, our Board considered their qualifications, skills, professional experience, diversity and other information discussed in each of the nominees’ individual biographies set forth beginning on page 6 above and, with respect to director nominees that are identified in this proxy statement as independent under the Nasdaq listing rules and other applicable rules and regulations for purposes of serving on the Board and its committees, as applicable, any material relationships of each such director nominee with the Company and its consolidated subsidiaries and, with respect to Mr. Jacobi, his employment relationship with Wexford.

Our amended bylaws require that each director be elected by a majority of votes cast with respect to that director in an uncontested election. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. Under our director resignation policy, each director submits an advance, contingent, irrevocable resignation that our Board may accept if the director fails to be elected through a majority vote in an uncontested election.

Director Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman of the Board to lead the Board in its fundamental role of providing advice to and oversight of management. The Chairman of the Board provides leadership to our Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board sets the Board agendas, with the input from other members of the Board and our management, facilitates communications among and information flow to directors, has the power to call special meetings of our Board and stockholders and presides at meetings of our Board and stockholders. The Chairman of the Board also advises and counsels our Chief Executive Officer and other officers.

We believe that our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe that the atmosphere of our Board is collegial, that all Board members are well engaged in their responsibilities, and that all Board members express their views and consider the opinions expressed by other directors. Four out of the six directors currently serving on our Board are independent under the Nasdaq listing rules, and each member of our audit, compensation and nominating and corporate governance committees is independent under the applicable Nasdaq listing rules. Mr. Smith has been appointed as the lead director among our independent directors. In such capacity, Mr. Smith’s duties include presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors, and serving as a liaison between the Chairman of the Board and the independent directors. We believe that all of our independent directors have demonstrated leadership in business enterprises and are familiar with board processes. Our independent directors are involved in the leadership structure of our Board by serving on our audit, compensation and nominating and corporate governance committees, each having an independent chairperson. Specifically, Mr. Smith, as the chair of our audit committee, oversees the accounting and financial reporting processes, as well as compliance with legal and regulatory requirements. Mr. Jacobi, as the chair of our compensation committee, oversees the annual performance evaluation of our named executive officers as well as our compensation policies and practices and their impact on risk and risk management. Mr. Palm, as the chair of our nominating and corporate governance committee, monitors matters such as the composition of the Board and its committees, Board performance and best practices in corporate governance. As such, each committee chair provides independent leadership for purposes of many important functions delegated by our Board to such committee.

Board Diversity Matrix

The information shown below in our Board Diversity Matrix is based on voluntary self-identification of each member of the Board.

Board Diversity Matrix (as of April 1, 2022)
Total Number of Directors	6 directors
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	—	6	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Committees of the Board of Directors

Our Board has an audit committee, a compensation committee and a nominating and corporate governance committee. A summary of the functions performed by these committees and their membership as of the date of this proxy statement is presented below.

Committee	Members	Principal Functions	Number of Meetings in 2021
Audit	Arthur Smith * James Palm Corey Booker
 -Reviews and discusses with management and the independent auditors the integrity of our accounting policies, internal controls, financial statements, accounting and auditing processes and risk management compliance.

-Monitors and oversees our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent auditor.

-Reviews and discusses with management the Company's major financial risk exposures, including cybersecurity risk, and the Company's risk assessment and risk management programs.

-Monitors our compliance with legal and regulatory requirements.

-Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

 -Reviews and approves related party transactions.

-Appoints, determines compensation, evaluates and terminates our independent auditors.

-Pre-approves audit and permissible non-audit services to be performed by the independent auditors.

-Prepares the report required by the SEC for the inclusion in our annual proxy statement.
four
Compensation	Paul Jacobi * James Palm Arthur Smith
 -Oversees and administers our executive compensation policies, plans and practices and evaluates their impact on risk and risk management.

-Discharges the board of directors’ responsibilities relating to the compensation of our Chief Executive Officer and other executive officers.

-Administers our equity-based compensation plans, including the grants equity awards under such plans.

-Makes recommendations to the Board with respect to director compensation.

-Conducts annual performance evaluation of the committee.

-Reviews disclosure related to executive compensation in our proxy statement.
two
Nominating and Corporate Governance	James Palm * Arthur Smith Paul Jacobi
 -Identifies individuals qualified to become Board members and recommends to the board of directors nominees for election by stockholders at each meeting of stockholders and nominees to fill any vacancies and newly created directorships.

-Evaluates candidates for Board membership, including those recommended by stockholders.

-Reviews the criteria for the selection of new directors to serve on the Board.

-Oversees the evaluation of the Board and management of the Company.

-Reviews and makes recommendations regarding the composition and size of the Board and each of the Board’s committees.

-Recommends to the Board the chairpersons and members of each of the Board’s committees.
one
*Committee Chairperson.

The charters for our audit committee, compensation committee and nominating and corporate governance committee can be found on our website at www.mammothenergy.com under the “Corporate Governance” caption. You may also obtain copies of these charters by writing to Corporate Secretary, Mammoth Energy Services, Inc. 14201 Caliber Drive Suite 300, Oklahoma City, Oklahoma, 73134.

Board of Director’s Role in Risk Oversight

Challenges Involved in our Operations and Industry Conditions

As an energy services company, we face a number of risks, including risks associated with supply of and demand for oil and natural gas, volatility of oil and natural gas prices, environmental and other government regulations and taxes, weather conditions, health and safety considerations, adequacy of our insurance coverage and overall domestic and global economic environment. The demand, pricing and terms for our products and services are largely dependent upon the level of activity for the U.S. oil and natural gas industry, energy infrastructure industry and natural sand proppant industry. Industry conditions are influenced by numerous factors over which we have no control, including, but not limited to: the supply of and demand for oil and natural gas services, energy infrastructure services and natural sand proppant; demand for repair and construction of transmission lines, substations and distribution networks in the energy infrastructure industry and the level of expenditures of utility companies; the level of prices of, and expectations about future prices for, oil and natural gas and natural sand proppant, as well as energy infrastructure services; the cost of exploring for, developing, producing and delivering oil and natural gas; the expected rates of declining current production; the discovery rates of new oil and natural gas reserves and frac sand reserves meeting industry specifications and consisting of the mesh size in demand; access to pipeline, transloading and other transportation facilities and their capacity; weather conditions; domestic and worldwide economic conditions; political instability in oil-producing countries; environmental regulations; technical advances affecting energy consumption; the price and availability of alternative fuels; the ability of oil and natural gas producers and other users of our services to raise equity capital and debt financing; and merger and divestiture activity in industries in which we operate.

Challenges We Face in Our Oilfield Services Business

In March and April 2020, concurrent with the COVID-19 pandemic and quarantine orders in the U.S. and worldwide, oil prices dropped sharply to below zero for the first time in history due to factors including significantly reduced demand and a shortage of storage facilities. In 2021, U.S. oil production stabilized as commodity prices increased and demand for crude oil rebounded. Despite the recent improvement in the U.S. and global economic activity, easing of the COVID-19 pandemic and related restrictions, rising energy use and record level commodity prices, the budgets for the publicly traded exploration and production companies remained relatively flat throughout 2021, with any excess cash flow used for debt repayment and shareholder returns, rather than to increase production. We saw improvements in the oilfield services industry and in both pricing and utilization of our well completion and drilling services in the first quarter of 2022 and we expect both pricing and utilization to continue to improve throughout 2022 as a result of an increase in budgets for publicly traded exploration and production companies in 2022 as compared to 2021. The current Russian/Ukranian military conflict and related humanitarian crisis in Ukraine, however, could have an adverse impact on the global energy markets and volatility of commodity prices.

In response to market conditions, we have temporarily shut down our cementing, acidizing and flowback operations beginning in July 2019, our contract drilling operations beginning in December 2019, our rig hauling operations beginning in April 2020, our coil tubing, pressure control and full service transportation operations beginning in July 2020 and our crude oil hauling operations beginning in July 2021. We continue to monitor the market to determine if and when we can recommence these services. Subject to our liquidity requirements, we expect to be ready to ramp up our oilfield services offerings when oilfield demand, pricing and margins further strengthen.

Challenges We Face in Our Natural Sand Proppant Services Business

In our natural sand proppant services business, we have experienced a significant decline in demand of our sand proppant in the second half of 2019 and throughout 2020 as a result of completion activity falling due to lower oil demand and pricing, increased capital discipline by our customers, budget exhaustion and the COVID-19 pandemic. Activity rebounded modestly in 2021 and the first quarter of 2022 as we saw an increase in the volume of sand sold. The increase in activity in the first quarter of 2022 resulted in an increase in pricing for our sand and we expect that prices will continue to improve throughout 2022.

Challenges We Face in Our Infrastructure Services Business

Although the COVID-19 pandemic and resulting economic conditions have not had a material impact on demand or pricing for our infrastructure services, revenues for our infrastructure services declined in 2021 as a result of certain management changes, which resulted in crew departures, as well as a decline in storm restoration activities. Our crew count declined from approximately 100 crews as of December 31, 2020 to approximately 82 crews as of December 31, 2021. During the third quarter of 2021, we made leadership changes in our infrastructure group and have focused on cutting costs and enhancing accountability across the division. Our infrastructure services business has also been adversely impacted by the outstanding amounts owed to us by the Puerto Rico Electric Power Authority, or PREPA, for services performed by our subsidiary, Cobra Acquisitions LLC, or Cobra, in Puerto Rico to restore PREPA’s electrical grid damaged by Hurricane Maria. As discussed in our most recent Annual Report on Form 10-K, as of December 31, 2021, PREPA owed us approximately $227.0 million for services performed by Cobra, excluding $110.8 million of interest charged on these delinquent balances. We continue to vigorously pursue numerous avenues to collect our receivable from PREPA for work performed by Cobra. In the event PREPA (i) does not have or does not obtain the funds necessary to satisfy its obligations to Cobra under the contracts, (ii) obtains the necessary funds but refuses to pay the amounts owed to Cobra or (iii) otherwise does not pay amounts owed to Cobra for services performed, the receivable may not be collectible, which may adversely impact our liquidity, results of operations and financial condition.

We continue to pursue opportunities within the infrastructure sector as we strategically structure our service offerings for growth, intending to increase our infrastructure services activity and expand both our geographic footprint and depth of projects. In late 2021, we were awarded a fiber installation contract as well as an electric vehicle charging station engineering contract, both of which are in process. Our crew count increased to approximately 87 crews as of March 31, 2022.

Despite these operating and industry challenges, our management, whose responsibility includes managing day-to-day business risk, remains focused on executing our strategy and serving the needs of our customers.

Role of our Board and Committees in Risk Oversight

Our Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. Our Chairman of the Board meets regularly with our Chief Executive Officer and our Chief Financial Officer to discuss strategy and risks facing the Company. Our executive officers regularly attend the Board meetings and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. Other members of our management team periodically attend Board meetings or are otherwise available to confer with the Board to the extent their expertise is required to address risk management matters. Periodically, our Board receives presentations from senior management on strategic matters involving our operations. During such meetings, the Board also discusses strategies, key challenges and risks and opportunities for the company with senior management. In addition, executive management provides periodic updates to the Board on cyber security matters.

While the Board is ultimately responsible for risk oversight at the Company, our three committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. Our compensation committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our nominating and corporate governance committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.

Corporate Social Responsibility

Health, Safety and Environmental Policy

We recognize that our employees are our most valuable asset and we are committed to identifying, correcting and preventing health, safety and environmental, or HSE, hazards that could adversely affect our employees, contractors, customers or the general public. Additionally, we are committed to complying with all applicable regulatory HSE protection requirements and providing adequate resources to ensure the health and safety of our employees as well as the preservation of the environment.
We aim to reduce work-related incidents (and thereby injuries) and illness, to provide a healthy and safe work environment for employees for every task undertaken on behalf of the Company and to minimize our environmental impact. We are committed to fostering a safety culture, promoting health, wellness and a positive work-life balance and minimizing the environmental impact of our operations.

Sustainability

Protecting the environment is a top priority and we are committed to minimizing the environmental impact of our operations. Our goal is to minimize accidents and use available technology to reduce emissions. To fulfill this commitment, we seek to:

•Utilize dual-fuel technologies;
•Recycle water in our oilfield services and mining operations;
•Incorporate lean manufacturing techniques;
•Prevent spill and have implemented the spill and release prevention and response program, reducing spills in our oil field services operations from five in 2018 to zero in 2020;
•Minimize waste;
•Employ digital technologies to reduce travel; and
•Continue to monitor and use resources available to reduce our energy consumption.

We strive to reduce the carbon footprint of our operations. For example, from 2018 to 2020, our direct and indirect greenhouse gas, or GHG, emissions were reduced approximately 46% from 220 thousand metric tons in 2018 to 119 thousand metric tons in 2020, and we are committed to continue reducing our GHG emissions by converting diesel engines to natural gas to reduce emissions where applicable, and utilize modern energy saving products in our facilities.

Code of Business Conduct and Ethics

We strive to make a positive impact and improve the communities where our employees live and work. As part of our corporate responsibility, we form partnerships with organizations that give back to our communities, including the American Heart Association, United Way, Hotdogs for Homeless, Sunbeam Family Services and Children’s Hospital of Oklahoma City.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics designed to help directors and employees resolve ethical issues. Our Code of Business Conduct and Ethics applies to all directors and employees, including the Chief Executive Officer, the Chief Financial Officer, controller and persons performing similar functions. The Code of Business Conduct and Ethics covers various topics including, but not limited to, conflicts of interest, fair dealing, equal employment opportunity and harassment, confidentiality, human rights, non-discrimination, freedom of association, anti-corruption, political contributions, compliance procedures and employee complaint procedures.

A copy of our Code of Business Conduct and Ethics is available on our website at http://ir.mammothenergy.com/corporate-governance.cfm. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any future amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on our website at the address specified above.

Vendor Code of Conduct

We are committed to ethical and lawful behavior, and to acting professionally and fairly in all business dealings and relationships. We also recognize that the activities of our vendors may influence our reputation and relationship of trust with our customers and employees and, therefore, expect our vendors to maintain the highest ethical and legal standards.

Audit Committee Report

The audit committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system. Other primary responsibilities of the audit committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent registered public accounting firm and providing an open venue for communication among the independent registered public accounting firm, financial and senior management and the Board of the Company. A more detailed description of the responsibilities of the audit committee is set forth in its written charter, which is posted on our website at www.mammothenergy.com. The following report summarizes certain of the audit committee’s activities with respect to its responsibilities during 2021.

Controls and Procedures. Management has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Company in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and includes controls and procedures designed to provide reasonable assurance that information required to be disclosed by us in those reports is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. As of December 31, 2021, management conducted an evaluation of our disclosure controls and procedures. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective to provide reasonable assurance that the information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The audit committee discussed with management and Grant Thornton LLP the quality and adequacy of the Company’s disclosure controls and procedures.

Management has also established and maintains a system of internal controls over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. These internal controls are designed to provide reasonable assurance that the reported financial information is presented fairly, that disclosures are adequate and that the judgments inherent in the preparation of financial statements are reasonable. Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on management’s evaluation under the framework in Internal Control-Integrated Framework, management did not identify any material weaknesses in our internal control over financial reporting and concluded that our internal control over financial reporting was effective as of December 31, 2021, as discussed in more detail in Management’s Report on Internal Control Over Financial Reporting, which was included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 4, 2022. The audit committee reviewed and discussed with management the Company’s audited financial statements. The audit committee also reviewed and discussed with management and Grant Thornton LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Discussions with Independent Auditing Firm. The audit committee has discussed with Grant Thornton LLP, independent auditors for the Company, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. The audit committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with that firm its independence from the Company.

Recommendation to the Board. Based on its review and discussions noted above, the audit committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

THE AUDIT COMMITTEE

Arthur Smith, Chairman
James Palm
Corey Booker

Executive Officers

The following sets forth the name, age, position and biographical information of each individual who is currently serving as our executive officer or had served in such role during 2021.

Name	Age	Position
Arty Straehla	68	Chief Executive Officer and Director
Mark Layton	47	Chief Financial Officer and Secretary

Biographical information for Mr. Straehla is set forth in this proxy statement under the heading “Election of Directors and
Director Biographies.”

Mark Layton. Mark Layton has served as our Chief Financial Officer since our formation on June 3, 2016 and as our Secretary since our IPO on October 14, 2016. Mr. Layton served as the Chief Financial Officer of the general partner of Mammoth Partners from August 2014 until October 2016. Mr. Layton served as Chief Financial Officer of Stingray Pressure Pumping LLC, a subsidiary of the Company, from January 2014 to August 2014. Mr. Layton was employed from August 2011 through January 2014 by Archer Well Company Inc., an oilfield services company, where his last position was Director of Finance for North America. From September 2009 through August 2011, Mr. Layton was employed by Great White Energy Services, Inc., an oilfield services company, where his last position was Corporate Controller and Director of Financial Reporting. Mr. Layton served as Vice President of Finance of Crossroads Wireless, Inc., a wireless telecommunications service company, from May 2007 through September 2009. From April 2004 through May 2007, Mr. Layton served as the Director of Financial Reporting for Chickasaw Holding Company, a telecommunications service company. He began his career in public accounting with Finley & Cook PLLC. Mr. Layton has a Bachelor of Science degree in Accounting from the University of Central Oklahoma. Mr. Layton is a Certified Public Accountant.

Executive Compensation

The Company qualifies as a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K, and has elected to rely in this proxy statement on scaled disclosure requirements for smaller reporting companies permitted by Regulation S-K.

Overview

The following sets forth an overview of our compensation program, including the objectives and rationale of each element of compensation, for each of our executive officers below, which we refer to in this proxy statement as our “named executive officers” or “NEOs.” We have also provided a description of the actions and decisions of the compensation committee of our Board, and of our Board, to the extent applicable, as they relate to our executive compensation decisions.

Named Executive Officer(1)	Position
Arty Straehla	Chief Executive Officer and Director
Mark Layton	Chief Financial Officer and Secretary
(1)    During 2021, we did not have any other executive officers or persons performing similar functions.

Executive Summary

Compensation Philosophy

The following sets forth a summary of our executive compensation philosophy:

•design competitive total compensation programs;
•motivate employees to deliver outstanding financial and operational performance;
•set compensation and incentive levels relevant to the market; and
•provide an enhanced portion of the total compensation to our NEOs in equity, with the equity component of executive compensation weighting more heavily than the cash component.

Elements of Compensation

	Element	Description	Purpose
Fixed	Base Salary	Delivered in cash and evaluated each year based on peer company and survey market data	Provide competitive cash compensation to attract and retain key executive talent
Variable	Annual Bonus	If awarded, delivered in cash based on the committee’s evaluation of company and individual performance	Motivate and reward our executives to achieve key short-term financial and operation objectives
	Long-term Incentives	Restricted stock units, which are periodically awarded and typically vest over a three- or four- year period	Reward creation of long-term stockholder value, encourage long-term retention of executives and align long-term interests of executive with stockholders

2021 Performance Highlights

•We ended 2021 with sequential quarterly momentum on top line revenues and reduced our net loss for the year ended December 31, 2021 to $101.4 million, or $2.18 loss per fully diluted share, from $107.6 million, or $2.36 loss per fully diluted share for the year ended December 31, 2020. We also reduced our net loss for the fourth quarter of 2021 to $13.3 million, or $0.28 loss per fully diluted share, from our net loss of $40.9 million, or $0.88 loss per fully diluted share, for the third quarter of 2021.

•Our Adjusted EBITDA increased to $17.2 million for the fourth quarter of 2021, as compared to $7.5 million for the same quarter of 2020 and ($29.7) million for the third quarter of 2021. Our Adjusted EBITDA was ($11.6) million for the year ended December 31, 2021, as compared to $50.0 million for the year ended December 31, 2020. See “Non-GAAP Financial Measures” included in our most recent Annual Report on Form 10-K and Annex A to this proxy statement for a reconciliation of net loss to Adjusted EBITDA.

•We implemented a cost management structure and methodical operational processes that we believe will promote top line growth.

•We organically started a fiber division, which was awarded a fiber installation contract with a cooperative in the Midwest in late 2021 with an expected aggregate revenue of $4.5 million throughout 2022.

•We were awarded a contract by a major utility to provide engineering and design services for the building of electric vehicle charging station infrastructure with an expected aggregate revenue of $5 million over the next three years.

Good Corporate Governance

What We Do	What We Don’t Do
Seek alignment of interests of our executive officers with those of our stockholders by providing a portion of compensation in the form of periodic grants of long-term equity awards in the form of restricted stock units, which typically vest over a three- or four- year period	NO liberal share recycling in our equity incentive plan
Emphasize performance in any bonus award	NO guaranteed bonuses for NEOs
Provide a competitive compensation package focused on retaining, motivating and incentivizing top executive talent	NO written employment agreements for NEOs
Review, on a regular basis, share utilization and dilution when granting equity awards	NO severance agreements, except for change in control and death and disability provisions in our equity award agreements
Annual advisory “say-on-pay” vote	NO repricing of underwater stock options
Have a clawback policy that allows us to recover incentive compensation	Limited perquisites for NEOs
Engage an external, independent compensation advisor to conduct competitive benchmarking to align the Company’s compensation program with prevailing market practices	NO tax gross-ups on perquisites
Each member of our compensation committee meets the independence requirements under SEC rules and Nasdaq listing rules	NO hedging of our securities by NEOs or directors
Require substantial stock ownership by our non-employee directors	NO pledging of our securities by our NEOs or directors
Adopted a majority voting bylaw provision for uncontested director elections	NO pension or supplemental executive retirement plans to our current executive officers (except for a our broad-based 401(k) plan)
Committed to identifying, correcting and preventing health, safety and environmental, or HSE, hazards that could adversely affect our employees, contractors, customers or the general public and are focused on enhancing sustainability of our operations and commitment to our community

Determining Executive Compensation

Our Executive Compensation Policy

Our general compensation policy is guided by several key principles:

•designing competitive total compensation programs to enhance our ability to attract and retain knowledgeable and experienced senior management level employees;
•motivating employees to deliver outstanding financial performance and meet or exceed general and specific business, operational and individual objectives;
•setting compensation and incentive levels relevant to the market in which the employee provides service; and
•periodically providing a portion of the total compensation to our named executive officers in equity (rather than cash), vesting over a three- or four-year period, thus increasing an alignment of interests between our senior management level employees and our stockholders and retention of our top executive talent.

The Role of Our Compensation Committee

The compensation committee of our Board is primarily responsible for establishing, implementing and monitoring our compensation programs, including those applicable to our named executive officers. In particular, the compensation committee’s current role is to oversee, on behalf of our Board, our compensation and benefit plans and policies, review and approve incentive compensation and equity based plans (including establishing, reviewing and approving performance-based cash incentive bonuses and equity grants to our executive officers and directors, as may be applicable) and establish, review and approve annually all compensation decisions relating to our NEOs, including those with respect to employment arrangements, performance targets, severance arrangements, change in control provisions and any special supplemental benefits. The compensation committee takes action at least annually to address executive compensation programs, approve compensation levels, consider performance targets, review management performance and administer our equity-based and other compensation plans. The compensation committee operates in accordance with its charter, which sets forth the committee’s powers and responsibilities described in more detail under the heading “Committees of the Board of Directors.”

The Role of Our Compensation Consultant

In February 2021, our compensation committee engaged Meridian Compensation Partners, LLC, or Meridian, to conduct a compensation analysis of compensation practices for our named executive officers and to assist the compensation committee in establishing market place compensation levels for such executives for 2021. Meridian was also engaged by the compensation committee to conduct the compensation analysis for 2022. The compensation committee considered any potential conflicts of interest with each compensation consultant and determined that there were no such conflicts of interest. The committee will continue to monitor Meridian’s independence going forward.

The Role of Our Chief Executive Officer

Our compensation committee evaluates our Chief Executive Officer based on the Company performance criteria described above, his leadership roles as a member of the Board and as our lead representative to the investment community and other related criteria. His total compensation package is ultimately determined by the compensation committee based upon this evaluation and upon input from the compensation consultant, reflecting our Chief Executive Officer’s performance, our Company performance, competitive industry practices and the terms of his employment.

Each year, our Chief Executive Officer evaluates each of the other NEOs and makes compensation recommendations to the compensation committee. In developing his recommendations, the Chief Executive Officer considers each NEO’s individual performances as well as his contribution to the Company performance.

Our Peer Group and Survey Data

The compensation committee annually reviews the compensation of our NEOs relative to the peer group utilized by the compensation committee, based on market information provided by our compensation consultant. The information provided by Meridian for 2021 compensation decisions made at the beginning of 2021 reflects compensation data from a peer group of publicly-traded companies and from market surveys. The peer group consists of 22 companies in the oilfield services industry and the industrial/infrastructure industry, reflecting our unique composition. The peer group utilized by the compensation committee in 2021 was similar to the one utilized in 2020, with some adjustments to reflect changing circumstances in the industry, including bankruptcies among sand companies. The peer group is used to understand and evaluate how certain NEO’s total direct compensation compares with the total direct compensation provided to individuals in similar roles in the peer group of publicly-traded companies. Our compensation committee uses a combination of peer group proxy data and survey data in determining the compensation for our NEOs. The committee does not target a specific level of compensation relative to the market data, however the committee does consider each element of each NEO’s compensation relative to the market median.

The peer group utilized by the compensation committee for 2021 compensation and performance decisions made at the beginning of 2021 is set forth below:

2021 Compensation Peer Group
Argan, Inc.	MYR Group Inc.	Smart Sand, Inc.
Basic Energy Services, Inc.	NexTier Oilfield Solutions Inc.	Solaris Oilfield Infrastructure, Inc.
Cactus, Inc.	Nine Energy Services, Inc.	Sterling Construction Company, Inc.
Dril-Quip, Inc.	Northwest Pipe Company	Team, Inc.
Great Lakes Dredge & Dock Corp.	Primoris Services Corp.	U.S. Silica Holdings, Inc.
Gulf Island Fabrication, Inc.	ProPetro Holding Corp.	VSE Corporation
Hill International, Inc.	RPC, Inc.
IES Holdings, Inc.	Select Energy Services, Inc.

Decision Making Process

Our compensation committee determines, in connection with its review of the information provided by our compensation consultant and subject to the employment terms with our NEOs, the mix of compensation, both among short-term and long-term compensation and cash and non-cash compensation, that it believes are appropriate for each of our named executive officers. In making compensation decisions with respect to each element of compensation, the compensation committee considers numerous factors, including:

•the individual’s particular background and circumstances, including training and prior relevant work experience;
•the individual’s role with us and the compensation paid to similar persons at peer group companies;
•the demand for individuals with the individual’s specific expertise and experience at the time of hire;
•achievement of individual and Company performance goals and other expectations relating to the position;
•comparison to other executives within the Company having similar levels of expertise and experience and the uniqueness of the individual’s industry skills;
•aligning the compensation of our executives with interests of our stockholder and stockholder value creation, as well as prior equity awards granted by the compensation committee to achieve that purpose; and
•aligning the compensation of our executives with the performance of the Company on both a short-term and long-term basis.

Terms of Employment

The following summarizes the material employment terms we have with our named executive officers. We do not have written employment agreements with our named executive officers.

Arty Straehla. In February 2016, we entered into an oral employment agreement with Arty Straehla, our Chief Executive Officer, providing for a base salary subject to increases from time to time by the Board or the compensation committee. Subject to Mr. Straehla’s achievement of certain performance goals determined by the Board or the compensation committee, Mr. Straehla is eligible to receive bonuses. He may also receive awards under our equity-based compensation plan. Mr. Straehla is entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees. Mr. Straehla’s employment with us is terminable by either party.

Mark Layton. In September 2014, we entered into an oral employment agreement with Mark Layton, our Chief Financial Officer, providing for a base salary subject to increases from time to time by the Board or the compensation committee. Subject to Mr. Layton’s achievement of certain performance goals to be determined by the Board or the compensation committee, Mr. Layton is eligible to receive bonuses. He may also receive awards under our equity-based compensation plan. Mr. Layton is entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees. Mr. Layton’s employment with us is terminable by either party.

Elements of Compensation

Base Salary

We provide our NEOs and other employees with a base salary to provide a fixed amount of compensation for services during the fiscal year. Base salaries and any increases or decreases thereto are subjectively determined by the committee for each of the NEOs on an individual basis, taking into consideration the factors described above, including an assessment of individual contributions to Company performance, length of tenure, compensation levels for comparable positions, internal equities among positions and, with respect to executives other than the Chief Executive Officer, the recommendations of the Chief Executive Officer. During 2019, Mr. Straehla and Mr. Layton each offered a 10% voluntary reduction in annual base pay effective September 30, 2019, and such reduced salaries remained in effect throughout 2020 and 2021. See “Compensation Tables—2021 Summary Compensation Table” below.

In February 2022, the compensation committee reviewed the base salaries of each of the Chief Executive Officer and Chief Financial Officer and did not recommend any changes to their respective base salaries. As a result, the base salaries for the Chief Executive Officer and Chief Financial Officer for 2022 remained at the 2021 levels and continued to be subject to the 10% voluntary reduction in annual base pay.

NEO	2021 Base Salary	Change from 2020 Base Salary
Arty Straehla	$540,000(1)	None
Mark Layton	$270,000(1)	None
(1)    Reflects the 10% voluntary reduction in annual base pay effective September 2019.

Annual Bonus

Annual bonuses are designed to incentivize individual performance and reward the achievement of Company’s long-term and short-term financial, operational and strategic goals that we believe drive stockholder value. Our annual bonus program supports our commitment to motivating our executives to deliver outstanding financial and operational performance. In determining the annual bonus, if any, for each NEO, the compensation committee reviews information provided by management with respect to Company performance. The compensation committee then considers Company and individual performance in the context of the information provided by its compensation consultant, and determines whether an annual bonus is to be awarded and, if so, the amount, in consideration of the total compensation each NEO will receive. Considering industry conditions and challenges faced by our businesses in 2021 discussed above under the heading “Board of Directors’ Role in Risk Oversight--Challenges Involved in Our Operations and Industry Conditions,” no bonuses were granted to the NEOs by the compensation committee for 2021.

Long-term Incentives

Our long-term incentive program is designed to provide incentive compensation linked to stockholder value. The compensation committee from time to time awards long-term incentive compensation in the form of restricted stock units under the 2016 Plan, described in more detail below. The restricted stock units are subject to time-based vesting. In determining grants of long-term incentives for the NEOs, the compensation committee reviews Company and individual performance as well as the NEO’s total compensation in light of the market information provided by its compensation consultant. The compensation committee also considers the restricted stock units awards granted to our NEOs in prior years. In March 2020, the compensation committee granted restricted stock unit awards to our Chief Executive Officer and Chief Financial Officer in recognition of their respective contributions to the Company in 2019 and, with respect to our Chief Executive Officer, in lieu of a cash bonus. These restricted stock unit awards vest in four annual installments beginning on March 3, 2020 and were designed to continue to incentivize the NEOs’ performance through 2023. Although the compensation committee believes that providing executive compensation that is weighted more heavily toward equity awards rather than cash will enhance alignment of these NEOs’ interests with those of our stockholders and will incentivize their performance, in light of the prior year equity awards granted to the NEOs, the compensation committee did not grant any equity awards to the NEOs in 2021 and, to date, has not granted any equity awards to the NEOs in 2022.

Other Elements of Compensation

401(k) Plan

We have a retirement savings plan in which our named executive officers currently participate. The retirement plan is a tax qualified 401(k) plan that covers all eligible employees including the named executive officers. Prior to October 9, 2015, we made a safe harbor contribution equal to 3% of each eligible employee’s gross annual compensation for the prior calendar year, subject to certain limitations provided by our 401(k) plan and Internal Revenue Service regulations. The safe harbor contributions were made regardless of employee’s deferrals into the plan. All safe harbor contributions made by us on behalf of an eligible employee were 100% vested when contributed. We also have the ability to make an additional, discretionary contribution that is allocated based on each eligible employee’s gross annual compensation for the prior calendar year, but did not make any discretionary contributions in 2016 and 2017. Effective January 1, 2018, we reinstated matching contributions of up to 3% of an eligible employee’s compensation.

Termination and Change of Control Benefits

We do not have written employment agreements or change in control agreements with our Chief Executive Officer and Chief Financial Officer, except that the terms of their respective restricted stock unit awards provide for the acceleration and vesting of such awards upon termination in connection with the change of control of the Company. For a description of our oral agreements with our NEOs, see “—Terms of Employment” above. Additional information regarding termination and change of control benefits for our NEOs, see “Termination and Change of Control Benefits” below.

Perquisites and Other Personal Benefits

The Company provides certain limited perquisites and other personal benefits that we believe to be reasonable and consistent with our overall compensation program to better enable us to attract and retain competent executives for key positions. The committee considers and periodically reviews the levels of perquisites and other personal benefits in establishing the total compensation of our NEOs. During 2021, our NEOs received minimal perquisites that provide value to our business in the form of certain sporting event tickets, gym membership dues and 401(k) plan contributions.

Anti-Hedging and Anti-Pledging Policies

We have a policy prohibiting directors, executive officers and certain other designated employees from speculative trading in our securities, including hedging transactions, short selling, and trading in put options, call options, swaps or collars. In addition, we prohibit our directors and executive officers from holding our common stock in a margin account. To our knowledge, all such individuals are in compliance with the policy. Our policy is to also strongly discourage all other employees from engaging in hedging activities in our stock. Any such transaction requires notice and pre-approval, and will only be considered with a valid justification. Since the adoption of our anti-hedging policy in connection with our IPO in October 2016, we are not aware of any hedging activities by our employees. We also have a policy prohibiting our directors, executive officers and certain other designated employees from pledging our securities as collateral for a loan, except in certain limited circumstances upon obtaining prior approval from a compliance officer. No current NEOs or directors have any of our securities pledged as a collateral for a loan.

2016 Plan

In connection with and prior to, our IPO, our Board adopted, and our stockholders approved, our 2016 Equity Incentive Plan, as described below. The 2016 Plan is intended to enable us to obtain and retain the services of employees, directors and consultants who will contribute to our long-term success and to provide an additional incentive to our management and directors to continue to grow our business and enhance the share value for our stockholders.

Eligible award recipients are employees, consultants and directors of the Company and its subsidiaries. Incentive stock options may be granted only to our employees. Awards other than incentive stock options may be granted to employees, consultants and directors. The shares that may be issued pursuant to awards consist of our authorized but unissued common stock, and the maximum aggregate number of shares subject to awards that may be granted in any calendar year to any eligible participant under the 2016 Plan may not exceed the lesser of 1,500,000 shares and a number of shares with an aggregate fair market value on the date of grant not to exceed $1.5 million, subject to adjustment to reflect certain corporate transactions or changes in our capital structure.

Share Reserve. The aggregate number of shares of common stock initially authorized for issuance under the 2016 Plan is 4,500,000 shares. However, (i) shares covered by an award that expires or otherwise terminates without having been exercised in full and (ii) shares that are forfeited to, or repurchased by, us pursuant to a forfeiture or repurchase provision under the 2016 Plan may return to the 2016 Plan and be available for issuance in connection with a future award.

Administration. Our Board (or our compensation committee or any other committee of the Board as may be appointed by our Board from time to time) administers the 2016 Plan. Among other responsibilities, the plan administrator selects participants from among the eligible individuals, determines the type of award and the number of shares that will be subject to each award and determines the terms and conditions of each award, including methods of payment, vesting schedules and limitations and restrictions on awards. The Board may amend, suspend, or terminate the 2016 Plan at any time. Amendments will not be effective without stockholder approval if stockholder approval is required by applicable law or stock exchange requirements. Unless terminated earlier, the 2016 Plan will terminate in August 2026.

Stock Options. Incentive and nonstatutory stock options may be granted pursuant to incentive and nonstatutory stock option agreements. Employees, directors and consultants may be granted nonstatutory stock options, but only employees may be granted incentive stock options. The plan administrator determines the exercise price of a stock option, provided that the exercise price of a stock option cannot be less than 100% (and in the case of an incentive stock option granted to a more than 10% stockholder, 110%) of the fair market value of our common stock on the date of grant, except when assuming or substituting options in limited situations such as an acquisition. Unless otherwise specified by the plan administrator in the terms of any option agreement, options granted under the 2016 Plan vest ratably over a five-year period and have a term of ten years (five years in the case of an incentive stock option granted to a more than 10% stockholder), unless specified otherwise by the plan administrator in the option agreement.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash or check, (ii) a broker-assisted cashless exercise, (iii) the tender of common stock previously owned by the optionee, (iv) stock withholding and (v) other legal consideration approved by the plan administrator, such as exercise with a full recourse promissory note (not applicable for directors and executive officers).

Unless the plan administrator provides otherwise (solely with respect to inter vivos transfers to certain family members and estate planning vehicles), nonstatutory options generally are not transferable except by will or the laws of descent and distribution. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death. Incentive stock options are not transferable except by will or the laws of descent and distribution.

Restricted Awards. Restricted awards are awards of either actual shares of common stock (e.g., restricted stock awards), or of hypothetical share units (e.g., restricted stock units) having a value equal to the fair market value of an identical number of shares of common stock, that will be settled in the form of shares of common stock upon vesting or other specified payment date, and which may provide that such restricted awards may not be sold, transferred, or otherwise disposed of for such period as the plan administrator determines. The purchase price and vesting schedule, if applicable, of restricted awards are determined by the plan administrator. A restricted stock unit is similar to a restricted stock award except that participants holding restricted stock units do not have any stockholder rights until the stock unit is settled with shares. Stock units represent an unfunded and unsecured obligation for us and a holder of a stock unit has no rights other than those of a general creditor.

Performance Awards. Performance awards entitle the recipient to vest in or acquire shares of common stock, or hypothetical share units having a value equal to the fair market value of an identical number of shares of common stock that will be settled in the form of shares of common stock upon the attainment of specified performance goals. Performance awards may be granted independent of or in connection with the granting of any other award under the 2016 Plan. Performance goals will be established by the plan administrator based on one or more business criteria specified in the 2016 Plan that apply to the plan participant, a business unit, or the Company and its subsidiaries. Performance goals will be objective, and will be determined prior to the time 25% of the service period has elapsed but not later than 90 days after the beginning of the service period. No payout will be made on a performance award granted to a named executive officer unless all applicable performance goals and service requirements are achieved. Performance awards may not be sold, assigned, transferred, pledged or otherwise encumbered and terminate upon the termination of the participant’s service to us or our affiliates.

Stock Appreciation Rights. Stock appreciation rights may be granted independent of or in tandem with the granting of any option under the 2016 Plan. Stock appreciation rights are granted pursuant to stock appreciation rights agreements. The exercise price of a stock appreciation right granted independent of an option is determined by the plan administrator, but will be no less than 100% of the fair market value of our common stock on the date of grant. The exercise price of a stock appreciation right granted in tandem with an option is the same as the exercise price of the related option. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (i) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (ii) the number of shares of common stock with respect to which the stock appreciation right is exercised. Payment will be made in cash, delivery of stock, or a combination of cash and stock as deemed appropriate by the plan administrator.

Adjustments in capitalization. In the event that there is a specified type of change in our common stock without the receipt of consideration by us, such as pursuant to a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction, appropriate adjustments will be made to the various limits under, and the share terms of, the 2016 Plan including (i) the number and class of shares reserved under the 2016 Plan, (ii) the maximum number of stock options and stock appreciation rights that can be granted to any one person in a calendar year and (iii) the number and class of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. In the event of a change in control transaction, or a corporate transaction such as a dissolution or liquidation of the Company, or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale in one or a series of related transactions, of all or substantially all of the assets of the Company or a merger, consolidation, or reverse merger in which we are not the surviving entity, then all outstanding stock awards under the 2016 Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company), or may be canceled either with or without consideration for the vested portion of the awards, all as determined by the plan administrator. In the event an award would be cancelled without consideration paid to the extent vested, the award recipient may exercise the award in full or in part for a period of ten days.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plan as of December 31, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)
2016 Equity Incentive Plan	1,128,205	N/A	1,185,310
(1)Our Board adopted, and our stockholders approved, the 2016 Plan in connection with and prior to our IPO.

Compensation Tables

2021 SUMMARY COMPENSATION TABLE

    We qualify as a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K. The following table provides information concerning compensation of our named executive officers for the fiscal years ended December 31, 2021 and 2020. During 2021, we did not have any other executive officers or persons performing similar functions.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation(1) ($)	Total ($)
Arty Straehla, Chief Executive Officer	2021	$540,000	$—	$—	$8,700	$548,700
	2020	$540,000	$ 300,000(2)	$—	$8,550	$848,550

Mark Layton, Chief Financial Officer and Secretary	2021	$270,000	$—	$—	$8,700	$278,700
	2020	$270,000	$ 200,000(3)	$—	$8,550	$478,550

(1)The amounts for each of Messrs. Straehla and Layton consist of 401(k) plan contributions of $8,550 for 2020 and $8,700 for 2021.
(2)The amount consists of a discretionary cash bonus of $300,000 paid to Mr. Straehla in February 2021 in recognition of his contribution to the Company in 2020.
(3)The amount consists of a discretionary cash bonus of $200,000 paid to Mr. Layton in February 2021 in recognition of his contribution to the Company in 2020.

OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR-END

The following table provides information concerning equity awards outstanding for our named executive officers at December 31, 2021. During 2021, we did not have any other executive officers or persons performing similar functions.

Name and Principal Position	Grant Date	Share Price At Grant Date ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested(1) ($)
Arty Straehla, Chief Executive Officer	3/3/2020	$0.93	650,000(2)	$1,183,000
Mark Layton, Chief Financial Officer and Secretary	3/3/2020	$0.93	250,000(2)	$455,000
(1)Market value of shares or units that have not vested is based on the closing price of $1.82 per share of our common stock on The Nasdaq Global Select Market on December 31, 2021.
(2)Of these unvested restricted stock units, 50% vested on March 3, 2022 and the remaining 50% will vest on March 3, 2023, subject to the continuous service requirement.

Termination and Change of Control Benefits

We do not have written employment agreements or change in control agreements with our Chief Executive Officer and Chief Financial Officer, except that the terms of their respective restricted stock unit awards provide for the acceleration and vesting of such awards upon termination in connection with the change of control of the Company.

Upon termination for any reason, each of Mr. Straehla and Mr. Layton would be entitled to receive all of his accrued and unpaid salary and any other compensation payable to such executive (including vacation and sick pay) with respect to services rendered through the termination date. Under the terms of the outstanding restricted stock unit awards granted to each of Mr. Straehla and Mr. Layton, each such award would be accelerated and vested immediately upon the change of control of the Company or upon such executive’s death or disability. The value of Mr. Straehla’s unvested restricted stock units outstanding as of December 31, 2021 that would be accelerated and vested upon the change of control of the Company or upon his death or disability would have been $1,183,000, based on the closing value of our stock on December 31, 2021. The value of Mr. Layton’s unvested restricted stock units outstanding as of December 31, 2021 that would be accelerated and vested upon the change of control of the Company or upon his death or disability would have been $455,000, based on the closing value of our stock on December 31, 2021.

2021 DIRECTOR COMPENSATION

    The following table contains information with respect to 2021 compensation of our directors who served in such capacity during that year, except that the 2021 compensation of the director who is also our named principal executive officer is disclosed in the 2021 Summary Compensation Table above.

Name	Board & Committee Retainer Fees	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Arthur Amron(2)	$60,000	$100,000	$—	$160,000
Corey Booker	$75,000	$100,000	$—	$175,000
Paul Jacobi(2)	$80,000	$100,000	$—	$180,000
James Palm	$95,000	$100,000	$—	$195,000
Arthur Smith	$100,000	$100,000	$—	$200,000
(1)The amounts shown reflect the grant date fair value of restricted stock units granted determined in accordance with FASB ASC Topic 718, based on the grant date closing price of our common stock on The Nasdaq Global Select Market. See Note 18 to our consolidated financial statements for the fiscal year ended December 31, 2021, included in our Annual Report on Form 10-K, filed with the SEC on March 4, 2022. As of December 31, 2021, each director listed in the table had an unvested award of 25,641 restricted stock units, which will vest on June 2, 2022.
(2)As required under the terms of their employment with Wexford, Messrs. Amron’s and Jacobi’s restricted stock units and cash compensation earned in their capacity as members of our Board were assigned to Wexford.

Director Compensation

Our non-employee directors are entitled to receive an annual retainer in the amount of $60,000, plus an additional annual payment of $20,000 for the chairperson and $15,000 for each other member of the audit committee and $15,000 for the chairperson and $10,000 for each other member of the compensation committee and nominating and corporate governance committee, with such amounts paid in quarterly installments. In April 2020, our Board voted to reduce the amount of the annual retainer by 10% in recognition of the challenges facing the Company. We also provided our non-employee directors with equity compensation under the 2016 Plan as additional compensation and incentive. On the date of each annual meeting of stockholders, our non-employee directors receive an annual equity award with a value of $100,000 that vest on the earlier of the first anniversary of the grant date or the next annual meeting of stockholders.

We provide liability insurance for our directors and officers. In addition, our certificate of incorporation sets forth limitations on our directors’ liability to our stockholders. Further, our amended bylaws contain indemnification and advancement of expenses provisions for the benefit of our directors and officers. We are also party to a customary indemnification agreement with each of our executive officers and directors.

The compensation committee has adopted stock ownership and retention guidelines for our non-employee directors. These guidelines were adopted to encourage our non-employee directors to have a meaningful stake in the Company, which encourages a focus on our long-term success, aligns directors’ interests with the interests of our stockholders and further promotes our commitment to sound corporate governance. Under the stock ownership and retention guidelines, each of our non-employee directors must own an amount of our common stock equal in four times his or her annual cash compensation. Non-employee directors are given a five-year transition period to come into full compliance with the guidelines.

Stock Ownership

Holdings of Major Stockholder

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2022 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.

MAJOR STOCKHOLDER TABLE

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Wexford Capital LP	22,240,173 (2)	47.1%
677 Washington Blvd., Suite 500
Stamford, CT 06901
GPOR Distribution Trust	4,235,343 (3)	8.98%
909 Fannin Street, Suite 4000
Houston, TX 77010
ValueWorks LLC	3,541,258 (4)	7.5%
One World Trade Center, Suite 84-G
New York, NY 10007
(1)Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 47,184,065 shares of common stock outstanding as of April 1, 2022.
(2)Based solely on Schedule 13G/A filed jointly with the SEC on February 9, 2022 by Wexford Capital LP (“Wexford”), Wexford GP LLC (“Wexford GP”), Charles E. Davidson (“Mr. Davidson”) and Joseph M. Jacobs (“Mr. Jacobs”). Wexford GP is the general partner of Wexford. Mr. Davidson and Mr. Jacobs are the managing members of Wexford GP. Wexford, Wexford GP, Mr. Davidson and Mr. Jacobs have shared voting and dispositive power over 22,066,259 shares of common stock. Wexford may, by reason of its status as (i) sub-advisor of each of Wexford Spectrum Trading Limited (“WST”) and Wexford Catalyst Trading Limited (“WCT”) and (ii) manager of MEH Sub LLC (“MEH”, and together with WST and WCT, the “Wexford Entities”), be deemed to own beneficially the securities of which the Wexford Entities possess beneficial ownership. Wexford GP may, as the General Partner of Wexford, be deemed to own beneficially the securities of which the Wexford Entities possess beneficial ownership. Each of Mr. Davidson and Mr. Jacobs may, by reason of his status as a controlling person of Wexford GP, be deemed to own beneficially the securities of which the Wexford Entities possess beneficial ownership. Each of Wexford, Wexford GP, Mr. Davidson and Mr. Jacobs share the power to vote and to dispose of the securities beneficially owned by the Wexford Entities. Each of Wexford, Wexford GP, Mr. Davidson and Mr. Jacobs disclaim beneficial ownership of the securities owned by the Wexford Entities except, in the case of Mr. Davidson and Mr. Jacobs, to the extent of their respective interests therein.
(3)Based on GPOR Distribution Trust’s quarterly report for the quarter ending March 31, 2022.
(4)Based on Form 13F-HR filed with the SEC by Valueworks LLC on February 11, 2022, in which it reported sole voting authority and sole investment discretion of such shares of common stock.

Holdings of Officers and Directors

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2022 of shares of our common stock by each of our directors, by each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Arthur Amron(2)	—	—
Arty Straehla(3)	1,008,119	2.14%
Corey Booker(4)	53,618	*
Paul Jacobi(5)	—	—
James Palm(4)	117,175	*
Arthur Smith(4)	112,065	*
Mark Layton(6)	330,360	*
Directors and Executive Officers as a Group (7 persons)	1,621,337	3.44%
*Less than 1%
(1)Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares of common stock subject to any options or restricted stock units held by that person that are exercisable or vested as of April 1, 2022, or exercisable or vesting within 60 days of April 1, 2022, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 47,184,065 shares of common stock outstanding as of April 1, 2022. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options and the vesting of restricted stock units that are not exercisable and/or vested as of April 1, 2022 or within 60 days of April 1, 2022. Except as otherwise noted, each stockholder in the table above is believed to have sole voting and sole investment power with respect to the common stock beneficially held.
(2)Excludes (i) 98,999 shares of common stock and (ii) 25,641 restricted stock units granted under the 2016 Plan, which will vest on June 2, 2022, all of which were assigned to Wexford under the terms of Mr. Amron’s employment with Wexford. As a result, Mr. Amron disclaims beneficial ownership of these shares of common stock and restricted stock units, except to the extent of any pecuniary interest therein.
(3)Mr. Straehla holds an aggregate of 1,792 of these securities in three custodial accounts for the benefit of three of his grandchildren over which accounts Mr. Straehla maintains investment control. Excludes 325,000 restricted stock units granted under the 2016 Plan, which will vest on March 3, 2023.
(4)Excludes 25,641 restricted stock units granted under the 2016 Plan, which will vest on June 2, 2022.
(5)Excludes (i) 86,957 shares of common stock and (ii) 25,641 restricted stock units granted under the 2016 Plan, which will vest on June 2, 2022, all of which were assigned to Wexford under the terms of Mr. Jacobi’s employment with Wexford. As a result, Mr. Jacobi disclaims beneficial ownership of these shares of common stock and restricted stock units, except to the extent of any pecuniary interest therein.
(6)Excludes 125,000 restricted stock units granted under the 2016 Plan, which will vest in on March 3, 2023.

Certain Relationships and Related Party Transactions

Review and Approval of Related Party Transactions

The audit committee, as provided in its charter, reviews and approves related party transactions that the Company would be required to disclose in the proxy statement under the applicable rules and regulations of the Securities and Exchange Commission. The Company does not have a formal set of standards to be substantively applied to each transaction reviewed by the audit committee. Instead of a formalized policy, related party transactions are reviewed and judgment is applied to determine whether such transactions are in the best interests of the Company. Further, the Company’s Code of Business Conduct and Ethics governs various compliance areas, including conflicts of interest and fair dealings, which are considered in the process of the review and approval of related party transactions.

The Company’s policy is that all of its employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with the Company’s business interest. This policy is included in the Company’s Code of Business Conduct and Ethics posted on its website. Each director and executive officer is instructed to always inform the designated compliance officer when confronted with any situation that may be perceived as a conflict of interest. Only the Board or a committee consisting solely of independent directors may grant waivers of the provisions of the Code of Business Conduct and Ethics for the Company’s executive officers and directors. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest.

Further, under the audit committee charter, the audit committee is responsible for reviewing and monitoring compliance with our Code of Business Conduct and Ethics and recommending any warranted changes to the Board. In addition, the Board and, pursuant to its written charter, the audit committee, reviews and approves certain relationships and transactions in which the Company and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of our voting securities and their family members, have a direct or indirect material interest. The Board and the audit committee approve only those transactions that, in light of known circumstances, are consistent, or are not inconsistent with, the Company’s best interests, as they determine in the good faith exercise of their discretion.

Joint Venture

On December 21, 2018, Cobra Aviation Services, LLC, or Cobra Aviation, a variable interest entity of a wholly owned subsidiary of Mammoth, acquired all outstanding equity interest in Air Rescue Systems Corporation, or ARS, and purchased two commercial helicopters, spare parts, support equipment and aircraft documents from Brim Equipment Leasing, Inc., or Brim Equipment. Following these transactions, and also on December 21, 2018, Cobra Aviation formed a joint venture with Wexford Partners Investment Co. LLC, or Wexford Investments, an entity controlled by Wexford (of which Mr. Amron, one of our directors, is a partner and Mr. Jacobi, one of our directors, is an employee), named Brim Acquisitions to acquire all outstanding equity interests in Brim Equipment. Cobra Aviation owns a 49% economic interest and Wexford Investment owns a 51% economic interest in Brim Acquisitions, and each member contributed its pro rata portion of Brim Acquisitions’ initial capital of $2.0 million. Cobra Aviation made additional investments in Brim Acquisitions totaling of $0.5 during the year ended December 31, 2020. No additional investments were made during the year ended December 31, 2021. ARS leases a helicopter to Brim Equipment and Cobra Aviation leases two helicopters to Brim Equipment under the terms of aircraft lease and management agreements. For the year ended December 31, 2021, we recognized revenue of $0.4 million and, as of December 31, 2021, Brim Equipment owed us $0.1 million for such services.

Advisory Services Agreement

We are party to an advisory services agreement with Wexford under which Wexford provides us with general financial and strategic advisory services related to our business in return for an annual fee of $500,000, plus reasonable out-of-pocket expenses. This agreement had a term of two years commencing on the completion of our IPO. The agreement will continue for additional one-year periods unless terminated in writing by either party at least ten days prior to the expiration of the then current term. The agreement may be terminated at any time by either party upon 30 days’ prior written notice. In the event we terminate the agreement, we are obligated to pay all amounts due through the remaining term of the agreement. In addition, in this agreement we have agreed to pay Wexford to-be-negotiated market-based fees approved by our independent directors for such services as may be provided by Wexford at our request in connection with future acquisitions and divestitures, financings or other transactions in which we may be involved. The services provided by Wexford under the advisory services agreement do not extend to our day-to-day business or operations. In this agreement, we have agreed to indemnify Wexford and its affiliates from any and all losses arising out of or in connection with the agreement except for losses resulting from Wexford’s or its affiliates’ gross negligence or willful misconduct. In the event we are dissatisfied with the services provided by Wexford, our only remedy against Wexford will be to terminate the agreement. On August 28, 2019, payment obligations under the agreement were suspended and such suspension will remain in effect until we and Wexford agree in writing to resume such payments. No fees were paid under the advisory services agreement in 2021 and the suspension remains in effect.

Other Agreements with Affiliates

Services and Products We Provide to Affiliates

In September 2014, effective October 1, 2014, Gulfport entered into an amended and restated master services agreement with our subsidiary Stingray Pressure Pumping LLC, or Pressure Pumping, for pressure pumping services. In July 2018, Gulfport and Pressure Pumping entered into an amended agreement, which extended the term of the existing agreement until December 31, 2021 and expanded the service area to include both Ohio and Oklahoma. Pursuant to this agreement, Pressure Pumping agreed to provide pressure pumping, stimulation and related completion and rework services to Gulfport, dedicating up to two spreads and related equipment for the performance of these services. Gulfport agreed to pay Pressure Pumping a monthly service fee plus the associated costs of the services provided. On December 18, 2019, Gulfport filed a lawsuit against Pressure Pumping in the Superior Court of the State of Delaware. Pursuant to the complaint, Gulfport sought to terminate the master services agreement. In addition, Gulfport alleged breach of contract and sought damages for alleged overpayments and audit costs under the agreement and other fees and expenses associated with the lawsuit. On November 13, 2020, Gulfport filed petitions for voluntary relief under chapter 11 of the Bankruptcy Code. Gulfport emerged from bankruptcy on May 17, 2021. On September 21, 2021, the Pressure Pumping and Gulfport reached a settlement under which all litigation relating to the pressure pumping contract was terminated, Pressure Pumping released all claims against Gulfport and its subsidiaries with respect to Gulfport’s bankruptcy proceedings and each of the parties released all claims they had against the others with respect to the litigation matters discussed above. For the year ended December 31, 2021, we recognized net revenue of approximately $14.8 million and reserves on receivables due from Gulfport for services and interest totaling $41.7 million. On June 29, 2021, Gulfport ceased to be a related party.

In September 2014, effective October 1, 2014, Gulfport entered into a sand supply agreement, as amended on November 3, 2015 and August 6, 2018, with our subsidiary Muskie Proppant LLC, or Muskie Proppant. Pursuant to this agreement, Muskie Proppant agreed to sell and deliver, and Gulfport agreed to purchase, specified annual and monthly amounts of proppant sand, subject to certain exceptions specified in the agreement, and pay certain costs and expenses. The sand supply agreement had a term ending on December 31, 2021. In September 2020, Muskie filed a lawsuit against Gulfport to recover delinquent payments due under this agreement. On November 13, 2020, Gulfport filed petitions for voluntary relief under chapter 11 of the Bankruptcy Code. Gulfport emerged from bankruptcy on May 17, 2021. On September 21, 2021, the Company and Gulfport reached a settlement under which all litigation relating to the Muskie contract was terminated and Muskie retained an allowed general unsecured claim against Gulfport of $3.1 million. For the year ended December 31, 2021, Muskie Proppant recognized net revenue of approximately $2.1 million and reserves on its receivables due from Gulfport for services and interest totaling $1.3 million. As of December 31, 2021, Muskie Proppant had a receivable due from Gulfport totaling $0.1 million. On June 29, 2021, Gulfport ceased to be a related party.
Our subsidiary Stingray Energy Services LLC, or Stingray Energy, provided services to Gulfport pursuant to master service agreement. Stingray Energy did not recognize any revenue from Gulfport in 2021. On June 29, 2021, Gulfport ceased to be a related party.
Our subsidiary Panther Drilling Systems LLC provides directional drilling services for El Toro Resources LLC, or El Toro, an affiliate of Wexford. For the year ended December 31, 2021, we recognized revenue of $0.6 million for such services and, as of December 31, 2021, there were no receivables outstanding.

Services and Products Our Affiliates Provide to Us
We and certain of our subsidiaries rent office and equipment yard space from Caliber Investment Group LLC, an affiliate of Wexford. During the year ended December 31, 2021, we incurred costs related to these leases of $0.7 million and, as of December 31, 2021, owed a nominal amount.

Proposal to Approve, on an Advisory Basis, the Company’s Executive Compensation

(Item 2 on the Proxy Card)

What am I voting on?

In accordance with Section 14A of the Exchange Act, our Board is providing our stockholders with a non-binding advisory vote on the Company’s executive compensation as reported in this proxy statement, or “say on pay” vote. The Company’s stockholders are being asked to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative executive compensation discussion, is hereby approved.”

We provide an annual “say on pay” vote to our stockholders. This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board or the compensation committee. While the vote on executive compensation is solely advisory in nature, our Board and the compensation committee will review and consider the “say on pay” voting results when making future decisions regarding our executive compensation program.

Stockholders are encouraged to carefully review the executive compensation section and related executive compensation tables included in this proxy statement, which provide details with respect to the Company’s compensation policy and compensation arrangements which the Company believes are appropriate and reasonably consistent with market practice and with the long-term interests of the Company and its stockholders. In furtherance of the Company’s goals and objectives, the compensation committee, among other things, ensures that the Company’s executive compensation arrangements (i) align our executive’s interests with those of our stockholders, (ii) include long-term vesting provisions in the awards of restricted stock units granted periodically to our NEOs to encourage their retention and continued focus on long-term performance, (iii) do not incentivize executives to take unnecessary risks and (iv) do not include excessive change in control provisions. The compensation committee further believes that our other compensation policies and practices, such as our policy prohibiting pledging or hedging of our stock by our executive officers and directors, as well as the lack of significant perquisites and absence of pension or supplemental retirement benefits, aside from those afforded under our broad-based 401(k) plan, for our executive officers are consistent with prudent compensation philosophy and the interests of our stockholders.

What vote is required to approve this proposal?

This proposal requires the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Only votes “FOR” or “AGAINST” this proposal will be counted as votes cast and abstentions and broker non-votes will not be counted for voting purposes.

What does the Board recommend?

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION AS REPORTED IN THIS PROXY STATEMENT.

Proposal to Ratify the Appointment of Our Independent Auditors

(Item 3 on the Proxy Card)

What am I voting on?

You are voting on a proposal to ratify the appointment of Grant Thornton LLP as our independent auditors for fiscal year 2022. The audit committee has appointed Grant Thornton LLP to serve as independent auditors.

What services do the independent auditors provide?

Audit services of Grant Thornton LLP for fiscal 2021 included an audit of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, Grant Thornton LLP provided certain services related to the consolidated quarterly reports and annual and other periodic reports, registration statements and comfort letters and other services as described below.

How much were the independent auditors paid in 2021 and 2020?

Grant Thornton LLP’s fees for professional services totaled $1.5 million for 2021 and $1.2 million for 2020. Grant Thornton LLP’s fees for professional services included the following:

•Audit Fees - aggregate fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews and statutory audits, were $1.5 million in 2021 and $1.2 million in 2020.
•Audit-Related Fees - aggregate fees for audit-related services, which relate to registration statements and comfort letters, were zero in 2021 and 2020.
•Tax Fees- aggregate fees for tax services, consisting of tax return compliance, tax advice and tax planning, were zero in 2021 and 2020.
•All Other Fees - aggregate fees for all other services, were zero in 2021 and 2020.

Does the audit committee approve the services provided by Grant Thornton LLP?

It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Grant Thornton LLP were pre-approved by our audit committee.

Will a representative of Grant Thornton LLP be present at the meeting?

Yes, one or more representatives of Grant Thornton LLP will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

What vote is required to approve this proposal?

Stockholder ratification of the appointment of our independent auditors is not required by the Company’s amended bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of Grant Thornton LLP is not ratified, the audit committee will reconsider the appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.

Has Grant Thornton LLP always served as Mammoth’s independent auditors?

Grant Thornton LLP has served as our independent auditors since 2014.

What does the Board recommend?

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2022.

Solicitation by Board; Expenses of Solicitation

Our Board has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, other than director nominations, at the 2023 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than January 20, 2023.

Stockholders who wish to propose a matter for action at the 2023 Annual Meeting, including the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our amended bylaws dealing with stockholder proposals. The notice must be delivered to our Corporate Secretary between March 1, 2023 and March 31, 2023. You can obtain a copy of our amended bylaws by writing the Corporate Secretary at the address below.

In addition, to satisfying the foregoing requirements under our bylaws and comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 30, 2023.

All written proposals should be directed to Corporate Secretary, Mammoth Energy Services, Inc., 14201 Caliber Drive Suite 300, Oklahoma City, Oklahoma, 73134.

The Board is responsible for selecting and recommending director candidates and will consider nominees recommended by stockholders. If you wish to have the Board consider a nominee for director, you must send a written notice to our Corporate Secretary at the address provided above and include the information required by our amended bylaws and discussed on page 5 of this proxy statement.

Availability of Form 10-K and Annual Report to Stockholders

SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. Additional copies of our Annual Report for the fiscal year ended December 31, 2020, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Corporate Secretary, Mammoth Energy Services, Inc., 14201 Caliber Drive Suite 300, Oklahoma City, Oklahoma 73134 or via the Internet at www.mammothenergy.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses.

If you would like to receive your own set of the annual report and proxy statement this year or in future years, follow the instructions described below and we will promptly send a separate copy of the annual report and proxy statement to you. Similarly, if you share an address with another Mammoth stockholder and together both of you would like to receive in the future only a single annual report and proxy statement, follow these instructions:

•If your shares of our common stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling their toll-free number: (800) 962-4284 or by mail: Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.
•If a broker or other nominee holds your shares, please contact your broker or nominee.

Other Matters

The Board does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Forward-Looking Statements

This proxy statement contains forward-looking statements. All statements contained in this proxy statement other than statements of historical fact, including any statements regarding our future results of operations and financial position, our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and liquidity. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our Annual Report on Form 10-K for the year ended December 31, 2021. Moreover, we operate in very competitive and rapidly changing industries. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results or to differ materially from those discussed in any of our forward-looking statements. In addition, some of our sustainability goals, in particular those related to environmental matters, are based on our current expectations that may turn out to be inaccurate. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly update these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Annex A
Mammoth Energy Services, Inc.
Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDA as net loss before depreciation, depletion, amortization and accretion, impairment of goodwill, impairment of other long-lived assets, public offering costs, stock based compensation, interest expense, net, other income, net (which is comprised of the (gain) or loss on disposal of long-lived assets, interest on trade accounts receivable and certain legal expenses) and provision (benefit) for income taxes, further adjusted to add back interest on trade accounts receivable. We exclude the items listed above from net loss in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industries depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net loss or cash flows from operating activities as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet debt service requirements.

The following table provides a reconciliation of Adjusted EBITDA to the GAAP financial measure of net loss periods indicated (in thousands):

	Three Months Ended
	December 31,		September 30,
	2021	2020	2021
Net loss	$(13,297)	$(11,861)	$(40,901)
Depreciation, depletion, amortization and accretion expense	17,916	22,187	19,148
Impairment of goodwill	891	—	—
Impairment of other long-lived assets	665	—	547
Public offering costs	—	—	13
Stock based compensation	242	354	252
Interest expense, net	2,528	1,191	1,484
Other income, net	(4,813)	(9,218)	(11,056)
Provision (benefit) for income taxes	3,507	(3,190)	(7,187)
Interest on trade accounts receivable	9,571	8,077	7,963
Adjusted EBITDA	$17,210	$7,540	$(29,737)

MAMMOTH ENERGY SERVICES INC.

VOTE

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You may vote online or by phone instead of mailing this card.

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2022 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR each nominee listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Arthur Amron	☐	☐	☐	02 - Corey Booker	☐	☐	☐	03 - Paul Jacobi	☐	☐	☐
04 - James Palm	☐	☐	☐	05 - Arthur Smith	☐	☐	☐	06 - Arty Straehla	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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62BM

2022 Annual Meeting Admission Ticket

The Company intends to hold its annual meeting in person. However, it is continuing to monitor the public health, travel and business and social gathering concerns of its stockholders and employees in light of the COVID-19 pandemic, as well as any related restrictions and protocols issued by federal, state and local governments. The Company plans on taking any necessary and appropriate precautions with respect to attendance at and admission to its annual meeting.

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Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/TUSK

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Mammoth Energy Services, Inc.

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Notice of 2022 Annual Meeting of Stockholders

Proxy Solicited by the Board of Directors of Mammoth Energy Services, Inc.

The undersigned hereby appoints Arty Straehla and Mark Layton (together, the "Proxies"), or any of them, each with the full power of substitution, as proxies to represent and vote the shares that the undersigned is entitled to vote, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Mammoth Energy Services, Inc. to be held on June 29, 2022 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in the manner directed herein by the undersigned stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each nominee to the Board of Directors listed in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.	**Comments** — Please print your comments below.

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